UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 4, 2008

AboveNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23269	11-3168327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Hamilton Avenue White Plains, New York		10601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (914) 421-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.      Unregistered Sale of Equity Securities

Pursuant to its bankruptcy plan of reorganization (the “Plan of Reorganization”), AboveNet, Inc. (the “Company”) issued warrants to purchase 709,459 shares of Company common stock (“Common Stock”) at an exercise price of $20 per share that expire on September 8, 2008 (the “Five Year Warrants”), and warrants to purchase 834,658 shares of Common Stock at an exercise price of $24 per share that expire on September 8, 2010 (the “Seven Year Warrants”).

From August 16, 2008 through September 9, 2009, Company has issued an aggregate of 311,345 shares of Common Stock in connection with the exercise by the holders thereof of (i) Five Year Warrants to purchase an aggregate of 300,838 shares of Common Stock and (ii) Seven Year Warrants to purchase an aggregate of 10,507 shares of Common Stock.   The chart below shows the date of each sale.  The issuances of the Common Stock were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), (i) with respect to the issuance of 289,141 shares of Common Stock, pursuant to Section 1145(a) of the U.S. Bankruptcy Code, in accordance with the order of the bankruptcy court confirming the Plan of Reorganization and (ii) with respect to the issuance of 22,204 shares of Common Stock, pursuant to Rule 506 and Section 4(2) of the Securities Act as such shares were issued without any general solicitation or advertising to a third party that the Company believes is an “accredited investor” as defined in Rule 501 under the Securities Act that is acquiring such shares for its own account and not with a view to distribution.  Except for 260 shares of Common Stock issued pursuant to a net exercise of Five Year Warrants in accordance with their terms, the forgoing share issuances were pursuant to cash exercises of warrants resulting in aggregate proceeds to the Company of $6,263,728.

Transaction Date	Shares issued upon Exercise of Five Year Warrants	Shares issued upon Exercise of Seven Year Warrants
8/19/08	310	—
8/20/08	22,204	—
8/21/08	9,994	—
8/22/08	69	8
8/25/08	82	65
8/26/08	18	—
8/27/08	260	—
8/28/08	1,210	—
9/3/08	2,288	19
9/4/08	94,821	—
9/5/08	78,628	—
9/8/08	4,016	10,415
9/9/08	86,938	—
Total	300,838	10,507

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 12, 2008

ABOVENET, INC.

	By:	/s/ Robert Sokota
Robert Sokota
Senior Vice President and General Counsel